Exhibit 3.11

CHARTER

(For-Profit Corporation)

The undersigned acting as Incorporator(s) of a for-profit corporation under the provisions of the Tennessee Business Corporation Act adopts the following Articles of Incorporation.

1.                                       The name of the corporation is: DG Transportation, Inc.

2.                                       The number of shares of stock the corporation is authorized to issue is: 1,000 shares/ No par value.

3.                                       The name and complete address of the corporation’s initial registered agent and office located in the State of Tennessee is:

Corporation Service Company

2908 Poston Avenue

Davidson County

Nashville, Tennessee 37203

4.                                       List the name and complete address of each incorporator:

James H. Romaker

100 Mission Ridge

Goodlettsville, Tennessee 37072

5.                                       The complete address of the corporation’s principal office is:

100 Mission Ridge

Goodlettsville, Tennessee 37072

6.                                       The corporation is for profit.

7.                                       If the document in not to be effective upon filing by the Secretary of State, the delayed effective date and time are:

8.                                       Other provisions:

The Initial Directors of the Corporation shall be: David A. Perdue, David M. Tehle and Stonie O’Briant.

Signature:	/s/ James H. Romaker

Name:	James H. Romaker, Incorporator

Date:	January 28, 2005